SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2006

AVICI SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-30865	02-0493372
(Commission file number)	(I.R.S. employer identification no.)

101 Billerica Avenue, North Billerica, MA 01862

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 964-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Executive Incentive Plan

On March 14, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Avici Systems Inc. (the “Company”) approved the extension of the Company’s previously established Executive Incentive Plan (the “Plan”), and established the parameters for certain cash based awards that may be earned under the Plan by named executive officers and other management and senior personnel of the Company. Pursuant to the Plan, executive officers (currently William J. Leighton, the Chief Executive Officer of the Company, Paul F. Brauneis, the Chief Financial Officer of the Company, Jo-Ann Mendles, the Chief Business Officer of the Company, and Christopher W. Gunner, Senior Vice President of Research and Development of the Company) are each eligible for an annual target award of 35% of his or her annualized base salary, consistent with prior years. For other participants in the Plan, annual target awards range from 7% to 20% of annualized base salary. Actual awards may be earned in greater or lesser percentages based on levels of achievement of specified Company and/or individual performance targets as established by the Committee for each award period in the fiscal year. The Plan is filed herewith as Exhibit 10.1. The foregoing description is a summary only.

Severance Pay Agreements

On March 14, 2006, the Committee approved amended severance pay agreements (the “Severance Pay Agreements”) with Dr. Leighton and Mr. Brauneis, modifying the severance and change of control provisions contained in their respective offer letters. The Severance Pay Agreements with Dr. Leighton and Mr. Brauneis provide for twelve months of severance benefits. The Severance Pay Agreements are filed herewith as Exhibits 10.2 and 10.3.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Executive Incentive Plan
10.2	Severance Pay Agreement dated March 15, 2006 with William J. Leighton
10.3	Severance Pay Agreement dated March 15, 2006 with Paul F. Brauneis

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVICI SYSTEMS INC.

Date: March 15, 2006	By:	/S/ PAUL F. BRAUNEIS
Paul F. Brauneis, Chief Financial Officer, Treasurer, Senior Vice President of Finance and Administration and Principal Accounting Officer

Exhibit Index

10.1	Executive Incentive Plan
10.2	Severance Pay Agreement dated March 15, 2006 with William J. Leighton
10.3	Severance Pay Agreement dated March 15, 2006 with Paul F. Brauneis